Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 14, 2016, relating to the 2016 financial statements of Franklin Covey Co. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, "Balance Sheet Classification of Deferred Taxes") and the effectiveness of Franklin Covey Co.'s internal control over financial reporting as of August 31, 2016, appearing in the Annual Report on Form 10-K of Franklin Covey Co. for the year ended August 31, 2016.
/s/ DELOITTE & TOUCHE LLP
Salt Lake City, Utah
May 31, 2017